Exhibit 4.5

ORTHOFIX MEDICAL INC.

INDUCEMENT PLAN FOR SEASPINE EMPLOYEES

Nonqualified Stock Option Grant Agreement

COVER SHEET

Orthofix Medical Inc., a Delaware corporation (the “Company”), hereby grants to the Award Recipient named below, on the Grant Date set forth below, the right and option to purchase a specified number of shares of the Company’s common stock, par value $0.10 per share (the “Stock”) under the Plan, at the exercise price per share set forth below (the “Exercise Price”) (which Exercise Price is 100% of the Fair Market Value per share as of the Grant Date), subject to the vesting schedule and terms and conditions set forth below (the “Award”). Additional terms and conditions of the Option is set forth on this cover sheet, in the attached Nonqualified Stock Option Grant Agreement (together, the “Agreement”), and in the Company’s Inducement Plan for SeaSpine Employees (as amended from time to time, the “Plan”). Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Plan.

Grant Date:	January 5, 2023
Name of Award Recipient:
Employee ID Number:
Number of Shares of Stock Underlying Options:
Exercise Price:

You agree to all of the terms and conditions described in this Agreement and in the Plan, unless you deliver a notice in writing within thirty (30) days of receipt of this Agreement to the Company stating that you do not accept the terms and conditions described in this Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Attachment

This is not a stock certificate or a negotiable instrument.

ORTHOFIX MEDICAL INC.

INDUCEMENT PLAN FOR SEASPINE EMPLOYEES

Nonqualified Stock Option Grant Agreement

ATTACHMENT

1.
GRANT OF OPTION
(a)
Vesting.

Subject to earlier termination in accordance with the Plan or this Agreement and the terms and conditions herein, the Option granted under this Agreement shall vest with respect to one-third (1/3rd) of the shares of Stock covered hereby on the first anniversary of the Grant Date and one-twelfth (1/12th) of the shares of Stock covered hereby on each of 15-month, 18-month, 21-month, 24-month, 27-month, 30-month, 33-month and 36-month anniversaries of the Grant Date (each, a “Vesting Date”) provided that the Award Recipient continues in Service and has not had a Separation from Service on each such Vesting Date unless otherwise provided under this Agreement or the Plan; provided, further, for the avoidance of doubt, that there shall be no proportionate or partial vesting in the periods prior to or between each Vesting Date unless otherwise provided under this Agreement, and fractional shares shall be rounded to the nearest whole share but, if applicable, shall be rounded up or down on the last applicable Vesting Date so that the Award Recipient is eligible to vest in the total number of shares of Stock covered under this Option (but in no event more than the total number of shares of Stock covered under this Option); provided further, for the avoidance of doubt, that no additional shares of Stock covered under this Option shall vest following Award Recipient’s Separation from Service,

(b)
Term.

The Option shall expire and no longer be exercisable ten (10) years from the Grant Date, subject to earlier termination in accordance with the Plan or this Agreement.

(c)
Non-Qualified Stock Option.

The Option is not intended to be an incentive stock option under Code Section 422 and will be interpreted accordingly.

(d)
Additional Documents.

The Award Recipient agrees to execute such additional documents and complete and execute such forms as the Company may require for purposes of this Agreement.

(e)
Shareholder Rights.

The Award Recipient has no rights as a shareholder with respect to any shares of Stock issuable upon exercise of the Option unless and until the Stock relating to the Option has been delivered. No adjustments are made for dividends, distributions, or other rights if the applicable record date

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occurs before the certificate is issued (or appropriate book entry is made), except as described herein.

2.
INCORPORATION OF PLAN

The Award Recipient acknowledges receipt of the Plan, a copy of which is annexed hereto, and represents that the Award Recipient is familiar with its terms and provisions and hereby accepts this Option grant subject to all of the terms and provisions of the Plan and all interpretations, amendments, rules and regulations which may, from time to time, be promulgated and adopted pursuant to the Plan. The Plan is incorporated herein by reference. In the event of any conflict or inconsistency between the Plan and this Agreement, the Plan shall govern and this Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

3.
RESTRICTIONS ON TRANSFER

Except as provided in this Section 3, during the Award Recipient’s lifetime, only the Award Recipient (or in the event of the Award Recipient’s legal incapacity or incompetency, his or her guardian or legal representative) may exercise the Option, and the Option shall not be assignable or transferable by the Award Recipient, other than by designation of beneficiary, will or the laws of descent and distribution. The Award Recipient may transfer all or part of the Option, not for value, to any Family Member, provided that the Award Recipient provides prior written notice to the Company, of such transfer. For the purpose of this section, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights, or (iii) a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (or the Award Recipient) in exchange for an interest in such entity. Subsequent transfers of transferred portions of the Option are prohibited except to the Award Recipient’s Family Members in accordance with this Section 3 or by will or the laws of descent and distribution. In the event of the Award Recipient’s termination of Service, this Agreement shall continue to be applied with respect to the Award Recipient, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified herein.

4.
TERMINATION OF SERVICE; CORPORATE TRANSACTION
(a)
Certain Terminations of Service.

If, prior to vesting, the Award Recipient’s Service is terminated for any reason other than death, or Disability, and except as set forth in Section 13 of the Plan, the unvested portion of the Option shall be forfeited by the Award Recipient and cancelled by the Company as of the date of the Award Recipient’s termination of Service, and the Award Recipient shall have no further right or interest therein unless the Committee in its sole discretion shall determine otherwise. In such event, the Award Recipient shall have the right, subject to the other terms and conditions set forth in this Agreement and the Plan, to exercise the Option, to the extent it has vested as of the date of such termination of Service, at any time within three (3) months after the date of such termination of Service, subject to the earlier expiration of the Option as provided in Section 1(b) hereof. To the extent the vested portion of the Option is not exercised within such three-month period, the Option shall be cancelled and revert back to the Company and the Award Recipient shall have no further right or interest therein.

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(b)
Termination of Service for Death or Disability.

If the Award Recipient’s Service terminates by reason of death or Disability, the Option shall automatically vest and become immediately exercisable in full as of the date of such termination of Service. The Option shall remain exercisable by the Award Recipient (or any person entitled to do so) at any time within eighteen (18) months after the date of such termination of Service, subject to the earlier expiration of the Option as provided in Section 1(b) hereof. To the extent the Option is not exercised within such eighteen-month period, the Option shall be cancelled and revert back to the Company and the Award Recipient or any permitted transferee pursuant to Section 3, as applicable, shall have no further right or interest therein.

(c)
Corporate Transaction.

In the event of a Corporate Transaction, and regardless of whether this Award is assumed or continued, or substituted for new common stock options or another equity-based award of a successor entity, or parent or subsidiary thereof (with appropriate adjustments as to the number of shares and option exercise prices), in each case upon the consummation of any Corporate Transaction, and the employment of the Award Recipient with the Company or an Affiliate is terminated as specified in Section 13 of the Plan, the unvested portion of the Award shall be treated in accordance with the default rules applicable under Section 13 of the Plan.

5.
METHOD OF EXERCISING OPTION
(a)
Notice of Exercise.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written or electronic notice to the Company, from the Award Recipient or a person who proves to the Company’s satisfaction that he or she is entitled to do so, stating the number of share of Stock in respect of which the Option is being exercised and specifying how such shares of Stock should be registered (e.g., in the Award Recipient’s name only or in the Award Recipient’s and his or her spouse’s names as joint tenants with right of survivorship). Such notice shall be accompanied by payment of the Exercise Price for all shares of Stock purchased pursuant to the exercise of the Option. The date of exercise of the Option shall be the later of (i) the date on which the Company receives the notice of exercise or (ii) the date on which the conditions set forth in Sections 5(b) and 5(d) are satisfied. Notwithstanding any other provision of this Agreement, the Award Recipient may not exercise the Option and no shares of Stock will be issued by the Company with respect to any attempted exercise when such exercise is prohibited by law or any Company policy then in effect. The Option may not be exercised at any one time as to less than 100 shares (or such number of shares as to which the Option is then exercisable if less than 100). In no event shall the Option be exercisable for a fractional share.

(b)
Payment.

Prior to the issuance of the shares of Stock pursuant to Section 5(d) hereof in respect of which all or a portion of the Option shall have been exercised, the Award Recipient shall have paid to the Company the Exercise Price for all shares of Stock purchased pursuant to the exercise of the Option. Payment may be made by personal check, bank draft or postal or express money order (such modes of payment are collectively referred to as “cash”) payable to the order of the Company

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in U.S. dollars. Payment may also be made in mature shares of Stock owned by the Award Recipient, or in any combination of cash or such mature shares as the Committee in its sole discretion may approve. The Company may also permit the Award Recipient to pay for such shares of Stock by directing the Company to withhold shares of Stock that would otherwise be received by the Award Recipient, pursuant to such rules as the Committee may establish from time to time. In the discretion of the Committee, and in accordance with rules and procedures established by the Committee, the Award Recipient may be permitted to make a “cashless” exercise of all or a portion of the Option.

(c)
Limitation on Exercise.

The Option shall not be exercisable unless the offer and sale of shares of Stock pursuant thereto has been registered under the Securities Act of 1933, as amended (the “1933 Act”), and qualified under applicable state “blue sky” laws or the Company has determined that an exemption from registration under the 1933 Act and from qualification under such state “blue sky” laws is available. All certificates for shares of Stock delivered under this Agreement shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the shares of Stock are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d)
Issuance of Common Shares.

The issuance of all shares of Stock purchased pursuant to the exercise of the Option shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry registration or issuance of one or more certificates.

6.
WITHHOLDING

The Company shall have the right, prior to the issuance of any shares of Stock upon full or partial exercise of the Option (whether by the Award Recipient or any person entitled to do so), to require the Award Recipient to remit to the Company any and all amounts sufficient to satisfy any withholding or other taxes that may be due as a result of the Option exercise. At the time of such exercise, the Award Recipient shall pay in cash to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding or other tax obligation. The Company may permit the Award Recipient to satisfy, in whole or in part, such obligation to remit withholding or other taxes, (a) by directing the Company to withhold sharers of Stock that would otherwise be received by the Award Recipient, (b) by delivering to the Company shares of Stock already owned by the Award Recipient and not then subject to any repurchase, forfeiture, unfulfilled vesting, or similar requirements, in each case pursuant to such rules as the Committee may establish from time to time, or (c) by permitting or requiring the Award Recipient to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Award Recipient irrevocably elects to sell a portion of the shares of Stock to be delivered in connection with the exercise to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate

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in each case pursuant to such rules as the Committee may establish from time to time. The Company shall also have the right to deduct from all cash payments made pursuant to, or in connection with, the Option, the federal, state, or local taxes required to be withheld with respect to such payments. The maximum number of shares of Stock that may be withheld from the Option to satisfy any federal, state, or local tax requirements upon the exercise of the Option may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise; provided, however, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Committee has full discretion to choose, or to allow the Award Recipient to elect, to withhold a number of shares of Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding obligation in the Award Recipient’s relevant tax jurisdiction).

7.
NO EMPLOYMENT OR OTHER RIGHTS

This Award does not confer upon the Award Recipient any right to be continued in the employment of, or otherwise provide Services to, the Company or any Subsidiary or other affiliate thereof, or interfere with or limit in any way the right of the Company or any Subsidiary or other affiliate thereof to terminate such Award Recipient’s employment or other service relationship at any time. For purposes of this Agreement only, the term “employment” shall include circumstances under which Award Recipient provides consulting or other Services to the Company or any of its Subsidiaries as an independent contractor, but such Award Recipient is not, nor shall be considered, an employee; provided, however, nothing in this Section 7 or this Agreement shall create an employment relationship between such person and the Company or its applicable Subsidiary, as the usages described in this Section are for convenience only.

8.
ADJUSTMENT OF AND CHANGES IN SHARES OF STOCK

In the event of any merger, consolidation, recapitalization, reclassification, stock dividend, extraordinary dividend, or other event or change in corporate structure affecting the shares of Stock, the Committee shall make such adjustments, if any, as it deems appropriate in the number and class of shares subject to, and the exercise price of, the Option. The foregoing adjustments shall be determined by the Committee in its sole discretion.

9.
DISCRETIONARY NATURE OF PLAN

The Plan is discretionary in nature, and the Company may suspend, modify, amend or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan and any applicable limitations imposed by law. This Option grant under the Plan is a one-time benefit and does not create any contractual or other right to receive additional Options or other benefits in lieu of the Option in the future. Future grants, if any, will be at the sole discretion of the Committee, including, but not limited to, the timing of any grant, the number of shares of Stock granted under an Option, and the vesting provisions.

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10.
SECTION 409A

The Option grant under this Agreement is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on Award Recipient under Code Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to Award Recipient for such tax or penalty. For purposes of this Agreement, a termination of Service occurs only upon an event that would be a Separation from Service within the meaning of Section 409A. If, at the time of Award Recipient’s Separation from Service, (1) Award Recipient is a “specified employee” within the meaning of Code Section 409A, and (2) the Company makes a good faith determination that an amount payable on account of Award Recipient’s Separation from Service constitutes deferred compensation (within the meaning of Code Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Code Section 409A to avoid taxes or penalties under Code Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon Award Recipient’s death, if earlier), without interest. Each installment that vests under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Code Section 409A.

11.
CLAWBACK

The Award is subject to mandatory repayment by the Award Recipient to the Company to the extent the Award Recipient is or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by the Award Recipient to the Company of compensation paid to the Award Recipient in the event that the Award Recipient fails to comply with, or violates, the terms or requirements of such policy or Applicable Laws.

12.
MISCELLANEOUS PROVISIONS
(a)
Applicable Law.

The validity, construction, interpretation and effect of this instrument will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof.

(b)
Notice.

Any notice required by the terms of this Agreement shall be delivered or made electronically, over the Internet or otherwise (with request for assurance of recipient in a manner typical with respect to communications of that type), or given in writing. Any notice given in writing shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, and shall be addressed to the Company at its principal executive office and to the Award Recipient at the address that he or she has most recently provided to the Company. Any notice given electronically shall be deemed effective on the date of transmission.

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(c)
Headings.

The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

(d)
Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(e)
Amendments.

The Board and the Committee shall have the power to alter or amend the terms of the Option grant as set forth herein from time to time, in any manner consistent with the provisions of the Plan, and any alteration or amendment of the terms of this Option grant by the Board or the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give notice to the Award Recipient of any such alteration or amendment as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Award Recipient and the Board or the Committee by mutual written consent to alter or amend the terms of this Option grant in any manner which is consistent with the Plan.

(f)
Binding Effect.

This Agreement shall be binding upon the heirs, executors, administrators and successors of the Award Recipient and the Company.

(g)
Entire Agreement.

This Agreement and the Plan constitute the entire agreement between the Award Recipient and the Company regarding the Option grant and supersede all prior arrangements or understandings (whether oral or written and whether express or implied) with respect thereto.

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